Exhibit 99.1

NEWS RELEASE
Contact:	Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2017 SECOND QUARTER RESULTS

Reports Combined Ratio of 81.9%

DeRidder, LA – July 27, 2017—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2017.

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned .	$82,749	$90,728	-8.8%	$173,661	$186,689	-7.0%
Net investment income	7,471	6,201	20.5%	14,181	12,245	15.8%
Net realized gains (losses) on investments (pre-tax)	(388)	545	NM	(569)	793	NM
Net income .	15,481	16,639	-7.0%	29,005	40,896	-29.1%
Diluted earnings per share .	$0.81	$0.87	-6.9%	$1.51	$2.13	-29.1%
Operating net income	15,733	16,285	-3.4%	29,375	40,381	-27.3%
Operating earnings per share	$0.82	$0.85	-3.5%	$1.53	$2.11	-27.5%
Book value per share	$25.02	$25.83	-3.1%	$25.02	$25.83	-3.1%
Net combined ratio	81.9%	80.4%		84.4%	75.5%
Return on average equity .	13.1%	13.7%		12.4%	17.2%

G. Janelle Frost, President and Chief Executive Officer, stated, “AMERISAFE’s combined ratio of 81.9% in the second quarter was the result of our emphasis on risk selection with appropriate pricing and prudent reserving. Our focus has been consistent as competition intensified. In the second quarter, carriers sought out workers’ compensation premiums to offset deteriorating results in other commercial lines. At the same time, loss costs continued to decline. Such conditions are why AMERISAFE’s underwriting discipline is critical to providing returns to shareholders and long-term financial stability for our policyholders.”

Insurance Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Gross premiums written	$87,039	$103,224	-15.7%	$182,117	$203,606	-10.6%

Net premiums earned	82,749	90,728	-8.8%	173,661	186,689	-7.0%
Loss and loss adjustment expenses incurred .	46,428	49,171	-5.6%	102,644	95,887	7.0%
Underwriting and certain other operating costs, commissions, salaries and benefits	20,183	22,561	-10.5%	41,405	42,695	-3.0%
Policyholder dividends	1,163	1,216	-4.4%	2,534	2,306	9.9%

Underwriting profit (pre-tax).	$14,975	$17,780	-15.8%	$27,078	$45,801	-40.9%

Insurance Ratios:
Current accident year loss ratio .	69.0%	67.9%		69.0%	67.9%
Prior accident year loss ratio .	-12.9%	-13.7%		-9.9%	-16.5%

Net loss ratio	56.1%	54.2%		59.1%	51.4%
Net underwriting expense ratio .	24.4%	24.9%		23.8%	22.9%
Net dividend ratio .	1.4%	1.3%		1.5%	1.2%

Net combined ratio	81.9%	80.4%		84.4%	75.5%

◾	Gross premiums written in the quarter decreased by $16.2 million, or 15.7%, primarily due to lower voluntary premiums written and $4.1 million in lower payroll audits. Voluntary premium for policies written during the quarter ended June 30, 2017 declined by 11.6% compared with the second quarter of 2016.

◾	Payroll audits and related premium adjustments decreased premiums written by $2.6 million in the second quarter of 2017, compared to an increase of $1.5 million in the second quarter of 2016.

◾	The current accident year loss ratio for the second quarter was 69.0%, an increase of 1.1 percentage points from 67.9% in 2016. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $10.7 million, mostly attributable to accident years 2015, 2014 and 2013. These results reflect improved trends for both claims closing and severity of claims and by favorable case reserve development on claims that were closed during the quarter.

◾	For the quarter ended June 30, 2017, the underwriting expense ratio was 24.4% compared to 24.9% in the same quarter in 2016. The decrease in the quarter was due to lower loss based assessments and lower commissions compared with last year’s second quarter.

◾	The effective tax rate for the quarter ended June 30, 2017 was 30.1% compared with 32.4% for the second quarter of 2016. The decrease in the tax rate resulted from a lower proportion of underwriting income to tax-exempt income relative to the second quarter of 2016.

Investment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(in thousands)			(in thousands)
Net investment income	$7,471	$6,201	20.5%	$14,181	$12,245	15.8%
Net realized gains (losses) on investments (pre-tax)	(388)	545	NM	(569)	793	NM
Pre-tax investment yield	2.6%	2.1%		2.4%	2.1%
Tax-equivalent yield (1)	3.3%	3.2%		3.3%	3.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

◾	Net investment income for the quarter ending June 30, 2017, increased 20.5% to $7.5 million from $6.2 million in the second quarter of 2016, largely due to a significant decline in value of an investment in a limited partnership hedge fund in last year’s second quarter. The change in value of this investment is recorded in investment income each quarter.

◾	As of June 30, 2017, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management

The company paid a regular quarterly cash dividend of $0.20 per share on June 23, 2017. On July 25, 2017 the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on September 22, 2017 to shareholders of record as of September 8, 2017.

Book value per share at June 30, 2017 was $25.02, an increase of 5.5% from $23.72 as of December 31, 2016. During the quarter, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net income	$15,481	$16,639	$29,005	$40,896
Less: Net realized gains (losses) on investments .	(388)	545	(569)	793
Tax effect (1) .	136	(191)	199	(278)

Operating net income (2) .	$15,733	$16,285	$29,375	$40,381

Average shareholders’ equity (3) .	$474,247	$487,350	$468,771	$474,964
Less: Average accumulated other comprehensive income	1,438	6,845	962	5,448

Average adjusted shareholders’ equity	$472,809	$480,505	$467,809	$469,516

Diluted weighted average common shares	19,227,960	19,184,984	19,227,997	19,178,893
Return on average equity (4)	13.1%	13.7%	12.4%	17.2%
Operating return on average adjusted equity (2) .	13.3%	13.6%	12.6%	17.2%
Diluted earnings per share .	$0.81	$0.87	$1.51	$2.13
Operating earnings per share (2)	$0.82	$0.85	$1.53	$2.11

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.

(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.

(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for July 28, 2017, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 4, 2017. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 46153972#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2016. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$87,039	$103,224	$182,117	$203,606
Ceded premiums written	(2,198)	(2,550)	(4,589)	(5,101)

Net premiums written .	$84,841	$100,674	$177,528	$198,505

Net premiums earned .	$82,749	$90,728	$173,661	$186,689
Net investment income	7,471	6,201	14,181	12,245
Net realized gains (losses) on investments	(388)	545	(569)	793
Fee and other income .	93	89	194	171

Total revenues	89,925	97,563	187,467	199,898

Expenses:
Loss and loss adjustment expenses incurred	46,428	49,171	102,644	95,887
Underwriting and other operating costs	20,183	22,561	41,405	42,695
Policyholder dividends	1,163	1,216	2,534	2,306

Total expenses	67,774	72,948	146,583	140,888

Income before taxes	22,151	24,615	40,884	59,010
Income tax expense	6,670	7,976	11,879	18,114

Net income	$15,481	$16,639	$29,005	$40,896

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Basic EPS:
Net income	$15,481	$16,639	$29,005	$40,896

Basic weighted average common shares	19,162,049	19,096,718	19,156,250	19,077,328
Basic earnings per share .	$0.81	$0.87	$1.51	$2.14

Diluted EPS:
Net income .	$15,481	$16,639	$29,005	$40,896

Diluted weighted average common shares:
Weighted average common shares .	19,162,049	19,096,718	19,156,250	19,077,328
Stock options and performance shares	65,911	88,266	71,747	101,565

Diluted weighted average common shares	19,227,960	19,184,984	19,227,997	19,178,893
Diluted earnings per share	$0.81	$0.87	$1.51	$2.13

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Investments	$1,120,630	$1,084,474
Cash and cash equivalents .	53,967	58,936
Amounts recoverable from reinsurers	84,147	83,666
Premiums receivable, net	190,646	183,005
Deferred income taxes	31,943	33,811
Deferred policy acquisition costs	20,882	19,300
Other assets	57,272	55,664

	$1,559,487	$1,518,856

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$749,759	$742,776
Unearned premiums	165,895	162,028
Insurance-related assessments .	31,801	31,742
Other liabilities	130,640	126,160
Shareholders’ equity	481,392	456,150

Total liabilities and shareholders’ equity .	$1,559,487	$1,518,856

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